U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 27, 2015

ENERGIE HOLDINGS, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000- 28562	94-2857548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

4885 Ward Road,

Suite 300

Wheat Ridge, Colorado 80033

(Address of principal executive offices)

(720)-963-8055

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on March 27, 2015, Lee Barratt resigned as our Corporate Secretary.  Mr. Barrett had no disagreements with us regarding the operations, policies or practices of our Company. Thomas H. Rocker was appointed to replace Mr. Barratt as our Corporate Secretary, to hold such position until his successor has been elected, his resignation, removal or death, whichever occurs first.

Also on March 27, 2015, Veda Clark resigned her position as our Chief Development Officer. She is now a member of our Advisory Board. Ms. Clark had no disagreements with us regarding the operations, policies or practices of our Company. As of the date of this report we have not appointed a replacement, but we expect to do so in the near future.

Following is the resume of Mr. Rockers:

Thomas H. Rockers, 67, was appointed as our Corporate Secretary in March 2015. Prior to his appointment, from 2003 through July 2012 when he retired, Mr. Rockers was the Chief Executive Officer of St. Anthony’s Medical Center in St. Louis, MO, where he increased net revenues from $300 million to $500 million. Mr. Rockers was also CEO of the Alliance in Denver, CO from 1998-2002, where he grew that company from $5 million in revenues, to $40 million. Mr. Rockers received a Masters’ degree in Health Care Administration from the University of Minnesota in 1972 and a Bachelor of Science degree from South Dakota State University in 1969. He devotes only such time as necessary to our business affairs, which is not expected to exceed 20% of his time.

Mr. Rocker has agreed to provide service to our Company without compensation at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2015		ENERGIE HOLDINGS, INC.
(Registrant)

	By:	/s/Harold Hansen
Harold Hansen, President and Chief Executive Officer